Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2017 Results

HOLLAND, Mich. (October 26, 2017) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the third quarter of 2017, reflecting continued strong financial performance.

●
Net income of $4.9 million in third quarter 2017, up 6% from $4.6 million in the third quarter 2016 which included a one-time adjustment to federal income tax expense that increased the prior period earnings by $512,000

●	Year-to-date earnings through third quarter of 2017 were up 19% over the prior year
●	Continued trend of increased overall revenue with reduction in expenses
●	Core deposit balances up by $147 million, nearly 11%, from a year ago
●	Asset quality metrics remained strong:
●	Past due loans remained at low levels - only 0.07% of total loans at end of third quarter 2017
●	Favorable loan collection results – eleven consecutive quarters of net recoveries

Macatawa reported net income of $4.9 million, or $0.14 per diluted share, in the third quarter 2017 compared to $4.6 million, or $0.14 per diluted share, in the third quarter 2016.  For the first nine months of 2017, Macatawa reported net income of $14.1 million, or $0.42 per diluted share, compared to $11.8 million, or $0.35 per diluted share, for the same period in 2016.

“We are pleased to report strong operating performance for the third quarter of 2017”, said Ronald L. Haan, President and CEO of the Company.  “Our long term strategy of driving profitable growth remains the same, and we remain committed to building a well-disciplined company that will deliver superior financial services to the communities of Western Michigan, while also providing strong and consistent financial performance for our shareholders.”

Mr. Haan concluded, “Earnings improvement continues to be driven primarily by improvement in net interest income resulting from growth in average balances of business loans and investment securities, and continued strong growth in core deposit funding. Overall, our financial condition is strong, and we are well positioned to support future growth and benefit from future interest rate increases.”

Macatawa Bank Corporation 3Q Results / page 2 of 5

Operating Results
Net interest income for the third quarter 2017 totaled $13.1 million, an increase of $433,000 from the second quarter 2017 and an increase of $1.2 million from the third quarter 2016.  Net interest margin was 3.21 percent, down 3 basis points from the second quarter 2017, and up 13 basis points from the third quarter 2016. Increased levels of short-term low-yielding investments in the third quarter caused 7 basis points of downward pressure on net interest margin compared to the second quarter of 2017.

Average interest earning assets for the third quarter 2017 increased $57.2 million from the second quarter 2017 and were up $96.5 million from the third quarter 2016 primarily due to growth on the funding side of the balance sheet in core deposits.

Non-interest income decreased $178,000 in the third quarter 2017 compared to the second quarter 2017 and decreased $775,000 from the third quarter 2016.  These fluctuations were primarily driven by gains on sales of mortgage loans.  Gains on sales of mortgage loans in the third quarter 2017 were down $107,000 compared to the second quarter 2017 and down $806,000 from the third quarter 2016.  The Bank originated $11.3 million in loans for sale in the third quarter 2017 compared to $16.7 million in loans for sale in the second quarter 2017 and $38.2 million in loans for sale in the third quarter 2016.

Non-interest expense was $10.8 million for the third quarter 2017, compared to $10.8 million for the second quarter 2017 and $11.3 million for the third quarter 2016.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $58,000 compared to the second quarter 2017 and were down $158,000 for the nine months ended September 30, 2017 compared to the same period in the prior year. Total salaries and benefits expense has remained at a consistent level over the past several quarters due to efforts to prudently manage overall cost levels.   The largest fluctuation between periods in non-interest expense was in nonperforming asset expenses.  Nonperforming asset expenses increased $81,000 compared to the second quarter 2017 and decreased $402,000 compared to the third quarter 2016 due to continued reductions in the level of foreclosed properties and net gains realized on sales of such properties in 2017.  Total net realized gains were $190,000 for the third quarter 2017 compared to $321,000 for the second quarter 2017 and $105,000 for the third quarter 2016.  Other categories of non-interest expense were relatively flat compared to the second quarter 2017 and the third quarter 2016.

Federal income tax expense was $2.2 million for the third quarter 2017 compared to $2.1 million for the second quarter 2017 and $1.4 million for the third quarter 2016.  The effective tax rate was 30.7% for the third quarter 2017, compared to 30.9% for the second quarter 2017 and 22.7% for the third quarter 2016.  The effective tax rate for the third quarter 2016 was lower due to tax credits and other adjustments recognized during that quarter amounting to $512,000.

Macatawa Bank Corporation 3Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, and net loan recoveries experienced in the third quarter 2017, a negative provision for loan losses of $350,000 was recorded in the third quarter 2017.  Net loan recoveries for the third quarter 2017 were $214,000, compared to second quarter 2017 net loan recoveries of $374,000 and third quarter 2016 net loan recoveries of $138,000.  The Company has experienced net loan recoveries in each of the past eleven quarters. Total loans past due on payments by 30 days or more were negligible and amounted to $872,000 at September 30, 2017, down 40 percent from $1.4 million at December 31, 2016 and up $527,000 from $345,000 at September 30, 2016.  Delinquency as a percentage of total loans was 0.07 percent at September 30, 2017.

The allowance for loan losses of $16.4 million was 1.30 percent of total loans at September 30, 2017, compared to 1.32 percent of total loans at December 31, 2016, and 1.36 percent at September 30, 2016.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 31.5-to-1 as of September 30, 2017.

At September 30, 2017, the Company's nonperforming loans were $521,000, representing 0.04 percent of total loans.  This compares to $300,000 (0.02 percent of total loans) at December 31, 2016 and $233,000 (0.02 percent of total loans) at September 30, 2016.  Other real estate owned and repossessed assets were $6.7 million at September 30, 2017, compared to $12.3 million at December 31, 2016 and $13.1 million at September 30, 2016. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $6.2 million, or 46 percent, from September 30, 2016 to September 30, 2017.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016

Commercial Real Estate	$440	$436	$252	$183	$192
Commercial and Industrial	4	6	127	36	9
Total Commercial Loans	444	442	379	219	201
Residential Mortgage Loans	58	206	2	58	2
Consumer Loans	19	22	20	23	30
Total Non-Performing Loans	$521	$670	$401	$300	$233

Total non-performing assets were $7.2 million, or 0.40 percent of total assets, at September 30, 2017.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016

Non-Performing Loans	$521	$670	$401	$300	$233
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	6,661	7,097	12,074	12,253	13,110
Total Non-Performing Assets	$7,182	$7,767	$12,475	$12,553	$13,343

Macatawa Bank Corporation 3Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.80 billion at September 30, 2017, an increase of $44.0 million from $1.76 billion at June 30, 2017 and an increase of $149.4 million from $1.65 billion at September 30, 2016.  Total loans were $1.26 billion at September 30, 2017, an increase of $8.7 million from $1.25 billion at June 30, 2017 and an increase of $23.6 million from $1.24 billion at September 30, 2016.

Commercial loans increased by $26.0 million from September 30, 2016 to September 30, 2017, partially offset by a decrease of $2.4 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $30.3 million while commercial and industrial loans decreased by $4.3 million during the same period.

Commercial loan production volume was up compared to the second quarter of 2017, as well as compared to the third quarter of 2016.  The following table shows a breakout of the Bank’s commercial loan activity:

Dollars in 000s	3rd Qtr 2017	2nd Qtr 2017	1st Qtr 2017	4th Qtr 2016	3rd Qtr 2016

Commerical loans originated	$68,282	$33,435	$60,356	$78,398	$61,112
Repayments of commercial loans	(37,138)	(30,090)	(58,600)	(40,768)	(35,869)
Change in undist.–available credit	(31,702)	(15,706)	(6,960)	6,523	3,494
Net change in commercial loans	$(558)	$(12,361)	$(5,204)	$44,153	$28,737

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016

Construction and Development	$84,659	$82,317	$78,910	$79,596	$76,077
Other Commercial Real Estate	445,703	432,223	429,898	438,385	423,991
Commercial Loans Secured by Real Estate	530,362	514,540	508,808	517,981	500,068
Commercial and Industrial	418,838	435,218	453,311	449,342	423,102
Total Commercial Loans	$949,200	$949,758	$962,119	$967,323	$923,170

Residential Developer Loans (a)	$24,507	$21,244	$24,662	$26,003	$26,890

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

Total deposits were $1.51 billion at September 30, 2017, up $46.2 million from $1.46 billion at June 30, 2017 and were up $147.6 million, or 11 percent, from $1.36 billion at September 30, 2016.  The increase in total deposits from September 30, 2016 was primarily in interest-bearing checking (up $58.4 million) and noninterest checking account balances (up $42.1 million).  The other categories of deposits also increased including money market deposits (up $20.2 million), savings (up $11.7 million) and certificates of deposit (up $15.2 million). The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 3Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at September 30, 2017 compared to June 30, 2017 and September 30, 2016 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at September 30, 2017.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past seven consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION CONSOLIDATED FINANCIAL SUMMARY (Unaudited) (Dollars in thousands except per share information)

	Quarterly			Nine Months Ended September 30,
	3rd Qtr 2017	2nd Qtr 2017	3rd Qtr 2016
EARNINGS SUMMARY				2017	2016
Total interest income	$14,626	$14,042	$13,122	$42,516	$39,003
Total interest expense	1,488	1,337	1,220	4,090	3,755
Net interest income	13,138	12,705	11,902	38,426	35,248
Provision for loan losses	(350)	(500)	(250)	(1,350)	(1,100)
Net interest income after provision for loan losses	13,488	13,205	12,152	39,776	36,348

NON-INTEREST INCOME
Deposit service charges	1,172	1,110	1,152	3,342	3,312
Net gains on mortgage loans	369	476	1,175	1,273	2,235
Trust fees	801	833	790	2,412	2,286
Other	1,958	2,059	1,958	5,982	6,386
Total non-interest income	4,300	4,478	5,075	13,009	14,219

NON-INTEREST EXPENSE
Salaries and benefits	6,211	6,153	6,166	18,363	18,521
Occupancy	922	991	901	2,939	2,784
Furniture and equipment	797	750	772	2,278	2,476
FDIC assessment	134	134	166	404	638
Problem asset costs, including losses	(77)	(158)	325	(140)	1,196
Other	2,769	2,922	2,943	8,590	8,679
Total non-interest expense	10,756	10,792	11,273	32,434	34,294
Income before income tax	7,032	6,891	5,954	20,351	16,273
Income tax expense	2,157	2,129	1,350	6,253	4,429
Net income	$4,875	$4,762	$4,604	$14,098	$11,844

Basic earnings per common share	$0.14	$0.14	$0.14	$0.42	$0.35
Diluted earnings per common share	$0.14	$0.14	$0.14	$0.42	$0.35
Return on average assets	1.10%	1.11%	1.10%	1.08%	0.95%
Return on average equity	11.34%	11.32%	11.50%	11.17%	10.06%
Net interest margin (fully taxable equivalent)	3.21%	3.24%	3.08%	3.24%	3.09%
Efficiency ratio	61.68%	62.81%	66.40%	63.06%	69.33%

BALANCE SHEET DATA Assets	September 30 2017	June 30 2017	September 30 2016
Cash and due from banks	$28,318	$31,165	$31,879
Federal funds sold and other short-term investments	131,571	114,104	25,872
Securities available for sale	214,182	184,761	184,403
Securities held to maturity	61,927	68,818	58,893
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	2,199	3,184	2,013
Total loans	1,260,037	1,251,355	1,236,395
Less allowance for loan loss	16,434	16,570	16,847
Net loans	1,243,603	1,234,785	1,219,548
Premises and equipment, net	46,822	48,626	50,174
Bank-owned life insurance	40,042	39,781	39,088
Other real estate owned	6,661	7,097	13,110
Other assets	16,163	15,184	17,148

Total Assets	$1,803,046	$1,759,063	$1,653,686

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$497,310	$481,769	$455,164
Interest-bearing deposits	1,008,868	978,221	903,463
Total deposits	1,506,178	1,459,990	1,358,627
Other borrowed funds	72,118	82,785	84,173
Long-term debt	41,238	41,238	41,238
Other liabilities	10,048	4,875	7,403
Total Liabilities	1,629,582	1,588,888	1,491,441

Shareholders' equity	173,464	170,175	162,245

Total Liabilities and Shareholders' Equity	$1,803,046	$1,759,063	$1,653,686

MACATAWA BANK CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited) (Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2017	2nd Qtr 2017	1st Qtr 2017	4th Qtr 2016	3rd Qtr 2016	2017	2016
EARNINGS SUMMARY
Net interest income	$13,138	$12,705	$12,583	$12,292	$11,902	$38,426	$35,248
Provision for loan losses	(350)	(500)	(500)	(250)	(250)	(1,350)	(1,100)
Total non-interest income	4,300	4,478	4,231	4,856	5,075	13,009	14,219
Total non-interest expense	10,756	10,792	10,888	11,488	11,273	32,434	34,294
Federal income tax expense	2,157	2,129	1,966	1,802	1,350	6,253	4,429
Net income	$4,875	$4,762	$4,460	$4,108	$4,604	$14,098	$11,844

Basic earnings per common share	$0.14	$0.14	$0.13	$0.12	$0.14	$0.42	$0.35
Diluted earnings per common share	$0.14	$0.14	$0.13	$0.12	$0.14	$0.42	$0.35

MARKET DATA
Book value per common share	$5.11	$5.01	$4.89	$4.78	$4.78	$5.11	$4.78
Tangible book value per common share	$5.11	$5.01	$4.89	$4.78	$4.78	$5.11	$4.78
Market value per common share	$10.26	$9.54	$9.88	$10.41	$7.99	$10.26	$7.99
Average basic common shares	33,942,248	33,942,318	33,941,010	33,920,535	33,921,599	33,942,318	33,923,067
Average diluted common shares	33,947,269	33,948,127	33,948,584	33,923,371	33,921,599	33,948,419	33,923,067
Period end common shares	33,941,953	33,938,486	33,944,788	33,940,788	33,920,740	33,941,953	33,920,740

PERFORMANCE RATIOS
Return on average assets	1.10%	1.11%	1.05%	0.97%	1.10%	1.08%	0.95%
Return on average equity	11.34%	11.32%	10.86%	10.08%	11.50%	11.17%	10.06%
Net interest margin (fully taxable equivalent)	3.21%	3.24%	3.26%	3.17%	3.08%	3.24%	3.09%
Efficiency ratio	61.68%	62.81%	64.76%	66.99%	66.40%	63.06%	69.33%
Full-time equivalent employees (period end)	343	344	338	342	337	343	337

ASSET QUALITY
Gross charge-offs	$55	$139	$26	$47	$46	$221	$158
Net charge-offs	$(214)	$(374)	$(234)	$(364)	$(138)	$(822)	$(866)
Net charge-offs to average loans (annualized)	-0.07%	-0.12%	-0.07%	-0.12%	-0.05%	-0.09%	-0.10%
Nonperforming loans	$521	$670	$401	$300	$233	$521	$233
Other real estate and repossessed assets	$6,661	$7,097	$12,074	$12,253	$13,110	$6,661	$13,110
Nonperforming loans to total loans	0.04%	0.05%	0.03%	0.02%	0.02%	0.04%	0.02%
Nonperforming assets to total assets	0.40%	0.44%	0.71%	0.72%	0.81%	0.40%	0.81%
Allowance for loan losses	$16,434	$16,570	$16,696	$16,962	$16,847	$16,434	$16,847
Allowance for loan losses to total loans	1.30%	1.32%	1.32%	1.32%	1.36%	1.30%	1.36%
Allowance for loan losses to nonperforming loans	3154.32%	2473.13%	4163.34%	5654.00%	7230.47%	3154.32%	7230.47%

CAPITAL
Average equity to average assets	9.69%	9.76%	9.63%	9.62%	9.53%	9.69%	9.43%
Common equity tier 1 to risk weighted assets (Consolidated)	11.70%	11.60%	11.28%	11.03%	11.30%	11.70%	11.30%
Tier 1 capital to average assets (Consolidated)	12.04%	12.21%	12.11%	12.01%	11.97%	12.04%	11.97%
Total capital to risk-weighted assets (Consolidated)	15.50%	15.45%	15.12%	14.88%	15.30%	15.50%	15.30%
Common equity tier 1 to risk weighted assets (Bank)	13.99%	13.89%	13.60%	13.35%	13.71%	13.99%	13.71%
Tier 1 capital to average assets (Bank)	11.72%	11.87%	11.79%	11.69%	11.64%	11.72%	11.64%
Total capital to risk-weighted assets (Bank)	15.10%	15.02%	14.73%	14.49%	14.90%	15.10%	14.90%
Tangible common equity to assets	9.63%	9.70%	9.51%	9.33%	9.82%	9.63%	9.82%

END OF PERIOD BALANCES
Total portfolio loans	$1,260,037	$1,251,355	$1,266,128	$1,280,812	$1,236,395	$1,260,037	$1,236,395
Earning assets	1,680,458	1,633,383	1,617,331	1,612,533	1,514,797	1,680,458	1,514,797
Total assets	1,803,046	1,759,063	1,748,853	1,741,013	1,653,686	1,803,046	1,653,686
Deposits	1,506,178	1,459,990	1,433,146	1,448,724	1,358,627	1,506,178	1,358,627
Total shareholders' equity	173,464	170,175	166,145	162,239	162,245	173,464	162,245

AVERAGE BALANCES
Total portfolio loans	$1,252,075	$1,260,051	$1,264,835	$1,245,093	$1,215,953	$1,258,940	$1,210,511
Earning assets	1,652,028	1,594,849	1,579,758	1,566,238	1,555,550	1,609,143	1,542,133
Total assets	1,775,302	1,723,575	1,706,643	1,696,007	1,680,097	1,735,425	1,666,055
Deposits	1,481,539	1,419,775	1,397,596	1,401,186	1,377,462	1,433,277	1,363,400
Total shareholders' equity	171,987	168,240	164,317	163,092	160,196	168,209	157,046